South Jersey Industries
1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000 ● Fax (609) 561-8225 ● TDD ONLY 1-800-547-9085

Notice of Annual Meeting of Shareholders
April 20, 2007

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey, on Friday, April 20, 2007, at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect four Class III Directors to serve on the Board of Directors until the 2010 annual meeting of shareholders.
2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2007.
3. To transact such other business that may properly come before the meeting.

    The Board of Directors has fixed the close of business on February 23, 2007 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Accordingly, only shareholders of record on that date are entitled to notice of and to vote at the meeting.

    You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.
                                By Order of the Board of Directors,
                        Richard H. Walker, Jr.
                                Vice President, General Counsel & Secretary
Folsom, NJ
March 20, 2007

YOUR VOTE IS IMPORTANT
PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN
THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037
PROXY STATEMENT

This statement is furnished on behalf of the Board of Directors of South Jersey Industries, Inc. to solicit proxies for use at its 2007 Annual Meeting of Shareholders. The meeting is scheduled for Friday, April 20, 2007, at 10:00 a.m. at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey. The approximate date proxy materials will be sent to shareholders is March 20, 2007.

Proxy Solicitation
The Company bears the cost of this solicitation, which is primarily made by mail. However, the Secretary or employees of the Company may solicit proxies by phone, telegram, fax, e-mail or in person, but such persons will not be separately compensated for such services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date
Only shareholders of record at the close of business on February 23, 2007 may vote at the meeting. On that date, the Company had 29,340,537 shares of Common Stock outstanding. Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required
A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Directors are elected by a plurality vote of all votes cast at the meeting. All other matters that come before the meeting require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation
Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the voting of the proxy. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

PROPOSAL 1
DIRECTOR ELECTIONS

At the Annual Meeting, four Class III directors are to be elected to the Board of Directors to hold office for a three-year term. The persons listed below have been nominated by the Board, and unless otherwise instructed, proxy votes will be cast for such persons as directors: Helen R. Bosley, Edward J. Graham, William J. Hughes and Herman D. James. The Board of Directors currently consists of ten members. All of the nominees previously have been elected by the Company’s shareholders and are currently serving as directors. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card will vote for the election of such other person as the Board of Directors may recommend.

In consideration of the unique experience and valuable perspective that incumbent director William J. Hughes brings to the Board, and as permitted under the Company’s Corporate Governance Guidelines, the Board of Directors has decided to waive its mandatory retirement policy to permit Mr. Hughes, a Class III Director whose term is expiring at the annual meeting, to stand for election for a three-year term.

NOMINEES
Class I I I
Term Expires in 2010

Helen R. Bosley, CFA has been a director since 2004. Age 59. Member of the Audit Committee and Nominating & Governance Committee; Chairman of the Management Development Committee. President, Corporate Financial Management, Inc., a financial management and insurance consulting firm, Yardley, PA (1990 to date); President, TBN Agency, Inc., Yardley, PA (1995 to date); trustee, Abington Memorial Hospital, Abington, PA; member, CFA Society of Philadelphia, Philadelphia, PA; Chair, Investment Committee, Girl Scouts of Southeastern PA, Miquon, PA; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Edward J. Graham has been a director since 2004. Age 49. Chairman of the Executive Committee. Chairman of the Board (April 2005 to date), President and Chief Executive Officer of the Company and South Jersey Gas Company (February 2004 to date); President and Chief Operating Officer (2003 - January 2004) and President (2003 to date), South Jersey Gas Company; President (2000 - 2003), South Jersey Energy Company; Vice President of the Company (2000 - 2001); Senior Vice President, Energy Management, South Jersey Gas Company (1998 - 2000); director, New Jersey Manufacturers Insurance Company, Trenton, NJ; director, New Jersey Business & Industry Association, Trenton, NJ; director, American Gas Association, Washington, DC; director, New Jersey Utilities Association, Trenton, NJ; Vice Chairman and Treasurer, Rowan University Foundation, Glassboro, NJ; member, South Jersey Health System Foundation Board, Vineland, NJ; Vice-Chairman, New Jersey Commission on Higher Education; director, South Jersey Gas Company.

Ambassador William J. Hughes has been a director since 2002. Age 74. Member of the Audit Committee, Environmental Committee and Nominating & Governance Committee. Of Counsel, law firm of Riker, Danzig, Scherer, Hyland & Perretti, LLP (2000 to date), Morristown and Trenton, NJ; Visiting Distinguished Scholar of Public Policy, The Richard Stockton College of New Jersey (1999 to date), Pomona, NJ; Visiting Professor, Rutgers, The State University of New Jersey (1999 - 2003), New Brunswick, NJ; United States Ambassador to the Republic of Panama (1995 - 1998); Member, United States House of Representatives (1975 - 1995); director, South Jersey Gas Company.

Herman D. James, Ph.D. has been a director since 1990. Age 63. Member of the Compensation/Pension Committee, the Executive Committee, the Management Development Committee and the Audit Committee. Distinguished Professor, Rowan University (1998 to date), President, Rowan University (1984 - 1998), Glassboro, NJ; director, American Association of State Colleges and Universities, (1994 - 1998), Washington, DC; director, New Jersey State Chamber of Commerce (1992 - 1998), Trenton, NJ; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

The Board of Directors recommends a vote “FOR” each of
the above nominees.

DIRECTORS CONTINUING IN OFFICE
Class I
Term Expires in 2008

Keith S. Campbell has been a director since 2000. Age 52. Member of the Compensation/Pension Committee, Environmental Committee and Nominating and Governance Committee. Chairman of the Board, Mannington Mills, Inc., Salem, NJ, a leading manufacturer of hard and soft surface flooring (1995 to date); trustee, Rowan University, Glassboro, NJ; director, Skytop Lodge, Inc.; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

W. Cary Edwards has been a director since September 1993 and was also a director from April 1990 to January 1993. Age 62. Lead Director (April 2005 to date), Member of the Executive Committee, Audit Committee and Nominating & Governance Committees, Chairman of the Compensation/Pension Committee; Chairman, New Jersey State Commission on Investigation (1997 to date); Senior Attorney, Edwards & Caldwell, LLC (1993 to date); Of Counsel (1993) and New Jersey Managing Partner (1990 - 1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal Counsel - Governor of New Jersey (1982 - 1986); life trustee, Monmouth University; Chairman and Director, South Jersey Sanitation, Inc.; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

DIRECTORS CONTINUING IN OFFICE
Class I I
Term Expires in 2009

Shirli M. Billings, Ph.D. has been a director since 1983. Age 66. Member of the Executive Committee, Compensation/Pension Committee, and Management Development Committee; Chairman of the Nominating & Governance Committee. President, Billings & Company, New Albany, OH, a human resource consulting firm (2001 to date); President, Leadership Learning Academy, Lakeland, FL, a human resource development agency (1999 - 2001); Superintendent of Schools, Oberlin, OH (1994 - 1997); Vice President, Human Resource Development, Honeywell, Inc., Minneapolis, MN (1985-1990); director, South Jersey Gas Company.

Thomas A. Bracken has been a director since 2004. Age 59. Member of Audit Committee, Environmental Committee and Compensation/Pension Committee. President and CEO of Sun Bancorp, Inc. and its wholly-owned subsidiary Sun National Bancorp, Inc., Vineland, NJ (2001 to January 22, 2007); Executive Director Public Sector Group, First Union Bank (2000 - 2001); Executive Vice President, Head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank (1998 - 2000); Chairman, Economic Development Corporation of Trenton, Trenton, NJ; Chairman, New Jersey Chamber of Commerce; director, New Jersey Bankers Association; director and Chairman, Finance Committee, New Jersey Cancer Institute; director, New Jersey Alliance for Action; director, New Jersey Network; member, Community Bank Council, Federal Reserve Bank of Philadelphia; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Sheila Hartnett-Devlin, CFA has been a director since 1999. Age 48. Member of the Executive Committee, the Compensation/Pension Committee and the Management Development Committee; Chairman of the Audit Committee. Managing Director, Cohen, Klingenstein & Marks, Inc., an investment management company (September 2005 to date); Executive Vice President (1997 - 2004), Senior Vice President (1991 - 1997), Vice President (1985 - 1991), Chair, Global Investment Committee (1996 - 2004), Member, Investment Policy Committee (1995 - 2004), Fiduciary Trust Company International, New York, NY; member, New York Society of Security Analysts; director, Mercy Investment Program, Inc.; director, Mannington Mills, Inc.; director, South Jersey Gas Company.

Frederick R. Raring has been a director since 1995. Age 69. Member of the Executive Committee, Management Development Committee, and Nominating & Governance Committee; Chairman of the Environmental Committee. President, Seashore Supply Company, Ocean City, NJ, a distributor of plumbing and heating supplies and materials (1990 to January 1, 2007); director, South Jersey Gas Company.

SECURITY OWNERSHIP

Directors and Management
    The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 12, 2007, of (a) each continuing director and nominee for director, (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2006 and a 2005 Named Executive Officer who retired in 2006 (collectively, the “Named Executives”) and (c) all of the directors and executive officers of the Company as a group.

	Number of Shares
	of Common Stock (1)	Percent of Class
Shirli M. Billings	18,945 (2)	*
Helen R. Bosley	4,244 (2)	*
Thomas A. Bracken	7,141 (2)	*
Keith S. Campbell	5,834 (2)	*
W. Cary Edwards	10,188 (2)	*
Edward J. Graham	68,214	*
Sheila Hartnett-Devlin	16,733 (2)	*
William J. Hughes	6,392 (2)	*
David A. Kindlick	51,771	*
Richard J. Jackson	19,125	*
Herman D. James	14,047 (2)	*
Frederick R. Raring	59,031 (2)	*
Michael J. Renna	11,591	*
Albert V. Ruggiero	43,001	*
Richard H. Walker, Jr.	24,133	*

All continuing directors, nominees for director
and executive officers as a group (14 persons)	360,390	1.2%
* Less than 1%.
Notes:
(1)  Based on information furnished by the Company’s directors and executive officers. Unless  otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.
(2)  Includes shares awarded to each director under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to  the shares until the restrictions lapse.

Stock Ownership Requirements
The Board of Directors believes that significant ownership of Company Common Stock better aligns the interests of management of the Company and its principal subsidiaries with that of the Company’s shareholders. Therefore, in 2001 the Board of Directors enacted the following stock ownership requirements for officers and directors:
■ The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

■ Other executive officers are required to own shares of Company Common Stock with a marketvalue equal to a minimum of one and one-half times their annual base salary;

■ Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

■ Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

■ Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers are required to file reports with the Securities and Exchange Commission relating to their ownership of and transactions in the Company’s Common Stock. In 2006, Jeffrey E. DuBois, an executive officer of the Company, inadvertently filed an untimely report of beneficial ownership on Form 4. Based on our records and other information, the Company believes that all other Section 16(a) filing requirements were met for 2006.

Security Ownership of Certain Beneficial Owners
   The following table sets forth certain information, as of February 21, 2006, as to each person known to the Company, based on filings with the Securities and Exchange Commission, who beneficially owns 5% or more of the Common Stock. Based on filings made with the SEC, the shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Dimensional Fund Advisors, Inc.	2,430,514 (1)	8.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005

Barclays Global Investors	1,749,330 (2)	6.0%*
Japan Trust and Banking Company Limited
Ebsiu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya - Ku
Tokyo 150-0012 Japan

(1) Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described above that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(2) Barclays Global Investors Japan Trust and Banking Co. LTD has filed with the Securities and Exchange Commission Schedule 13G indicating that shares identified above are held by the company in trust accounts for Barclays Global Investors NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD. Barclays Global Investors NA holds 827,080 shares representing 2.82% of the class. Barclays Global Fund Advisors holds 903,609 shares representing 3.09% of the class. Barclays Global Investors, LTD holds 18,641 shares representing 0.06% of the class. Each company in Schedule 13G disclaims being a member of a “group” as defined under Securities and Exchange Commission Rules.

THE BOARD OF DIRECTORS  ______________________________

Corporate Governance

Independence of Directors
The Board has adopted Corporate Governance Guidelines that require the Board to be composed of a majority of directors who are “independent directors” as defined by the rules of the New York Stock Exchange. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As a part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies.
The Board has determined that incumbent directors Billings, Bosley, Bracken, Campbell, Edwards, Hartnett-Devlin, Hughes, James and Raring, constituting all of the non-employee directors, meet the New York Stock Exchange standards and our own standards set forth above for independence and are, therefore, considered to be independent directors. Accordingly, during 2006, nine of the ten directors of the Company were considered to be “independent.” Mr. Graham is not considered independent by virtue of his employment with the Company.

Codes of Conduct
The Company has adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company has established a hotline and website for employees to anonymously report suspected violations.
A copy of the codes of ethics are available on the Company’s website at www.sjindustries.com under the heading “Investor Relations”. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Corporate Secretary.

Communication with Directors
The independent directors met four times during 2006. Topics of these independent sessions included CEO performance and compensation and discussions of corporate governance. Meetings of the independent directors are chaired by the Lead Director. You may communicate with the Lead Director and chairmen of the Audit, Compensation/Pension and Nominating & Governance Committees by sending an e-mail to auditchair@sjindustries.com, compchair@sjindustries.com (for Lead Director) or nomgovchair@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com. The charters and scope of responsibility for each of the Company’s committees can be found on the Company’s website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or to the independent directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Meetings of the Board of Directors and its Committees
The Board of Directors met seven times in 2006. Each director attended 75% or more of the total number of meetings of the Board of Directors and the meetings of the committees of the Board on which he or she served. All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s annual meetings of stockholders, provided, however, that attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of our directors with the exception of Thomas A. Bracken, attended the 2006 Annual Meeting of Shareholders. During 2006, each of the directors of the Company also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc. and R&T Group, Inc., all of which are subsidiaries of the Company.
There are six standing committees of the Board: the Audit Committee; the Compensation/Pension Committee; the Environmental Committee; the Executive Committee; the Nominating & Governance Committee; and the Management Development Committee.

Audit Committee
The Audit Committee of the Board of Directors, which met eight times during 2006, comprises six “independent” directors as that term is defined in the rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange: Sheila Hartnett-Devlin, Chairman; Helen R. Bosley; Thomas A. Bracken; W. Cary Edwards; Dr. Herman D. James and William J. Hughes. The Board has determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. In January 2005, the Board of Directors designated Ms. Hartnett-Devlin, Ms. Bosley and Mr. Bracken as “audit committee financial experts” as such term is defined by applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company. The Audit Committee has established policies and procedures for the engagement of the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit Committee which is attached as Exhibit A and which is available on our website at www.sjindustries.com under the heading “Investor Relations” or you may obtain a copy by writing to the Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation/Pension Committee
The Compensation/Pension Committee of the Board of Directors, which met four times during 2006, comprises six “independent” directors: W. Cary Edwards, Chairman; Dr. Shirli M. Billings; Thomas A. Bracken; Keith S. Campbell; Sheila Hartnett-Devlin; and Dr. Herman D. James. Director Keith S. Campbell served on the Committee from April through December 2006. The Compensation/Pension Committee: (1) is responsible for making grants under and otherwise administering the Company’s Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investor Relations” or you may obtain a copy by writing to the Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of W. Cary Edwards, Chairman; Dr. Shirli M. Billings; Thomas A. Bracken; Keith S. Campbell; Sheila Hartnett-Devlin; and Dr. Herman D. James. No member of the Compensation Committee has ever been an officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s executive officers has served on a compensation committee or as a director for any other company, one of whose executive officers served as a director of the Company.

Nominating and Governance Committee
    The Nominating & Governance Committee of the Board of Directors, which met four times during 2006, comprises six directors: Dr. Shirli M. Billings, Chairman; Helen R. Bosley; Keith S. Campbell; W. Cary Edwards; William J. Hughes and Frederick R. Raring. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange. Among its functions, the Nominating and Governance Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (minimum qualifications for director candidates are provided in the Company’s Corporate Guidelines available on the Company’s website at www.sjindustries.com under the heading “Investor Relations” and include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the needs of the Board at the time an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investor Relations” or you may obtain a copy by writing to the Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037. The Nominating & Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted, in compliance with the Company’s bylaws, in writing to the Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Environmental Committee
The Environmental Committee of the Board of Directors, which met one time during 2006, comprises four directors: Frederick R. Raring, Chairman; Keith S. Campbell; Thomas A. Bracken and William J. Hughes. The Environmental Committee reviews and evaluates management activities with respect to environmental remediation of the Company’s and its subsidiaries’ current and former properties.

Executive Committee
The Executive Committee of the Board of Directors, which met three times during 2006, is comprised of six directors: Edward J. Graham, Chairman; Dr. Shirli M. Billings; W. Cary Edwards; Sheila Hartnett-Devlin; Dr. Herman D. James and Fredrick R. Raring. The Executive Committee: (1) oversees the Company’s succession planning process; and (2) may act on behalf of the Board of Directors during intervals between meetings of the Board in managing the business and affairs of the Company.

Management Development Committee
The Management Development Committee of the Board of Directors, which met one time during 2006, comprises five directors: Helen R. Bosley, Chairman; Dr. Shirli M. Billings; Sheila Hartnett-Devlin; Dr. Herman D. James and Frederick R. Raring. The Management Development Committee: (1) reviews the Company’s programs and practices used to develop employees identified for leadership positions in the organization; and (2) evaluates training and educational programs to assure that they reflect current and emerging workplace, industry and general business issues.

Compensation of Directors
In 2005 and 2006, studies of non-employee director compensation were conducted by Mercer Human Resource Consulting and the Hay Group consultants comparing the Company’s director compensation with a relevant peer group of 12 energy utility companies. The Board approved targeting non-employee director compensation at the median of the peer group as there has been significant change in director compensation over the last three years. Accordingly, effective December 1, 2006, non-employee directors receive shares of restricted stock with a market value of $35,000. The Company has established a plan whereby directors may elect to defer the receipt of the restricted stock until a specified date or until upon leaving the Board. The deferred amount, together with dividends, may be paid in a lump sum distribution or in equal annual installments as the director elects.
Non-employee directors are paid an annual cash retainer of $30,000. The Lead Director is paid an additional annual retainer of $10,000. In 2006, chairmen of the committees were paid a retainer as follows: Audit, $5,000; Compensation/Pension, $4,000; Nominating and Governance, $4,000, Environmental, $2,000 and Management Development, $2,000. Effective January 1, 2007, the chairmen of certain committees are paid as follows: Audit, $8,000; Compensation/Pension, $5,000; Nominating and Governance, $5,000. Chairmen of the Environmental and Management Development committees are paid an annual retainer of $2,000. In 2006, directors received $1,000 for each meeting of the Board of the Company or its subsidiaries attended, except that the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $1,000. In 2006, non-employee directors also received $500 for each meeting of a committee of the Board of the Company or of a subsidiary that they attended if the meeting is held on the same day as a Board meeting or $1,000 if the meeting is held on any other day with the exception of Audit Committee members. In 2006, Audit Committee members were paid $1,500 per meeting regardless of type of meeting.  Also in 2006, non-employee directors who participate telephonically in a Board or committee meeting received $500. Beginning January 2007, directors receive $1,500 for each meeting of the Board of the Company or its subsidiaries attended, except that the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $1,500. In 2007, non-employee directors also receive $750 for each meeting of a committee of the Board of the Company or of a subsidiary that they attended if the meeting is held on the same day as a Board meeting or $1,500 if the meeting is held on any other day. In 2007, Audit Committee members are paid $1,500 per meeting if the meeting is telephonic on a non-board meeting day. Also, in 2007, non-employee directors who participate telephonically in a Board or committee meeting receive $750. Directors who are also employees of the Company receive no separate compensation for serving on the Board.

Director Compensation for Fiscal 2006
Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Shirli M. Billings	53,500	22,333	0	0	0	580	76,413
Helen R. Bosley	57,333	22,333	0	0	0	580	80,246
Thomas A. Bracken	56,000	22,333	0	0	0	580	78,913
Keith S. Campbell	45,000	22,333	0	0	0	580	67,913
Sheila Hartnett-Devlin	57,500	22,333	0	0	0	580	80,413
W. Cary Edwards	73,500	22,333	0	0	0	580	96,413
William J. Hughes	57,000	22,333	0	0	0	580	79,913
Herman D. James	55,000	22,333	0	0	0	580	77,913
Frederick R. Raring	53,999	22,333	0	0	0	580	76,912

Footnotes
(1) Represents the compensation expense incurred by the Company in the respective fiscal year in conjunction with grants of restricted common stock calculated in accordance with SFAS 123R.
(2) On December 5, 2006, each director received shares of the Company’s common stock with a value of $35,000. As of December 31, 2006, each director has three outstanding restricted stock grants with a cumulative value at grant date of $67,000 and a market value as of December 31, 2006 of $73,000. Restricted stock grants were made to each director in December 2004 of 522 shares with a value at grant date of $13,000; in December 2005 of 634 shares with a value at grant date of $19,000 and in December 2006 of 1,029 shares with a value at grant date of $35,000.
(3) Represents group life insurance payments totaling $580.

Certain Relationships
    Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from subsidiaries of the Company. Commencing January 2004, as a result of winning a competitive bid, another subsidiary of the Company owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

During 2006 Mr. Bracken was President of Sun National Bancorp, Inc. Until August 2006, Sun National had a $10 million risk participation in a $46 million syndicated letter of credit to the Company, and $11.1 million of total exposure in two of the Company’s syndicated revolving credits. The Company refinanced all of these facilities in August 2006. Sun does not participate in the new facilities. Sun also maintains a bank account for another subsidiary of the Company.

Review and Approval Policies and Procedures for Related Party Transactions
Pursuant to a policy adopted by the Company’s Nominating and Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the prior consent of the Nominating and Governance Committee, or other independent committee of the Company’s Board of Directors in the case it is inappropriate for the Nominating and Governance Committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Nominating and Governance Committee for review, consideration and approval. All of the Company’s directors, executive officers and employees are required to report to the Nominating and Governance Committee any such related party transaction. In approving or rejecting the proposed agreement, the Nominating and Governance Committee shall consider the relevant facts and circumstances available and deemed relevant to the Committee. The Nominating and Governance Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Nominating and Governance Committee determines in the good faith exercise of its discretion.

COMPENSATION DISCUSSION & ANALYSIS

General Description of Executive Compensation Program and Key Objectives
     SJI, as a provider of energy related products and services, has designed its executive compensation program to advance the Company’s Strategic Plan and corporate mission which are rooted in enhancing shareholder value while attracting and retaining qualified executive management to carry out the work and goals of the organization. In order to achieve the objectives of the Company’s Strategic Plan and increase shareholder value, the executive compensation program incorporates to a great degree performance-based incentives and a mix of shorter-term and longer-term incentives. SJI’s performance over the last five years provides evidence that the executive compensation program has been effective in furthering the Company’s business objectives. SJI has outperformed the S&P 500 and S&P Utilities indices in the last five years. SJI has outperformed the Company’s Long-Term Incentive Compensation Peer Group in terms of Total Shareholder Return in four of the past five years. By focusing executive compensation on achievement of annual corporate goals, annual and longer-term earnings per share targets and three-year compound annual total shareholder returns, SJI’s executive compensation program is an integral part of SJI’s corporate strategy for improving shareholder value.

Oversight of the Executive Compensation Program
    The SJI executive compensation program is administered by the Compensation/Pension Committee of the Board of Directors. The Compensation/Pension Committee is composed of six independent directors. These directors meet the independence standards of the New York Stock Exchange. In accordance with its charter, the Committee sets the principles and strategies that serve to guide the design of our employee compensation and benefit programs. The Committee annually evaluates the performance of the Chairman/CEO and reviews the recommendations of the Chairman/CEO regarding the evaluations of the Chief Financial Officer, and the Named Executive Officers as identified in the Summary Compensation Table in the proxy. Taking the performance evaluations into consideration, the Committee then establishes and approves their compensation levels, including performance-based stock awards. Goals for the executives’ annual cash compensation are established at the beginning of each year for use in the performance evaluation process. The Committee has retained independent compensation consultants who report directly to the Committee. The Committee has retained Mercer Human Resource Consulting and the Hay Group to assist the Committee in its activities. Mercer Human Resource Consulting is the Committee’s independent compensation expert. The Committee meets regularly in executive session without members of management present and reports regularly to the Board of Directors on its actions and recommendations following each meeting.

Executive Compensation Principles
    The Company’s key compensation objective as stated above is to advance the Company’s Strategic Plan and corporate mission which are rooted in enhancing shareholder value while attracting and retaining highly qualified executive management to carry out the work and goals of the organization. In order to achieve the objectives of the Company’s Strategic Plan and increase shareholder value, the executive compensation program is founded on the following guiding principles:
• Executive compensation should be directly and measurably linked to business and individual performance with a significant portion of the compensation designed to create incentives for superior performance and meaningful consequences for below target performance.
• The Executives’ total compensation should be competitive with peer companies so that the Company can attract, retain and motivate high performing business leaders.
• Executive compensation should align the interests of executives with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance through the use of performance-based restricted stock.
• Executive compensation incentive plans should balance short-term and long-term financial and strategic objectives whereby executives are rewarded for the businesses for which they are responsible and for overall Company performance.
• The process for designing, determining and monitoring executive compensation should be independent of management utilizing the assistance of independent compensation consultants reporting directly to the Committee. The executive compensation program is administered by independent Board members who receive assistance from an independent compensation consultant who report directly to the Committee. The Committee is responsible for reviewing and establishing the compensation of the Chairman/CEO and the other executive officers.

Compensation/Pension Committee Charter
    The Compensation/Pension Committee has a Charter which reflects the responsibilities of the Committee. The primary function of the Compensation & Pension Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to the performance and compensation of executives and the structure and performance of significant, long-term employee defined benefit and defined contribution plans. Consistent with this function, the Committee encourages continuous improvement of, and adherence to the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are as follows:

• Develop and administer an executive compensation program which is competitive; which ensures that the interests of executives are aligned with the interests of shareholders; which ensures the Company’s ability to attract and retain qualified executive talent; and, which strikes a proper balance between compensation and corporate growth. Subordinate tasks include:
• Engagement of an executive compensation consultant and evaluation of that consultant’s work product and recommendations
• Review the Company’s Compensation Discussion & Analysis with management and recommend to the Board of Directors that the Compensation Discussion & Analysis be included in the annual proxy statement
• Review / modify peer group for executive compensation purposes
• Establish the annual EPS target for executive compensation purposes
• Review and recommend to the Board executive base salary adjustments (if any)
• Review, validate and report to the Board on actual results of the Company’s officer annual cash program
• Review, validate and report on Performance-Based Restricted Stock Grants (LTIP) issued to executives
• Review, validate and approve actual Restricted Stock Awards
• Prepare, maintain and recommend a CEO evaluation policy and procedure and facilitate the effective completion of that process
• Review, approve and recommend to the full Board, Officer Employment Agreements, including any renewals or modifications to such agreements
• Approve any waivers provided for under Restricted Stock, Deferred Compensation, or SERP agreements
• Review and approve executive benefits programs

The CEO provides consultation to the Committee on compensation related to the named executive officers. The Committee, in consultation with outside independent experts, reviews and establishes the CEO’s total compensation.

Compensation Practices
    The current executive compensation structure has been in place since 1998 and applies to all officers of the Company. At that time, a comprehensive study of compensation alternatives was undertaken, a primary objective being the creation of a system which aligns the interest of Company shareholders with the financial incentives of executives on a short-term and long-term basis. That study drew upon the experience and knowledge of committee members in consultation with their independent compensation consultant. Subsequently, on an every three-year cycle basis, a compensation structure and market competitiveness study has been completed to ensure that the structure remained consistent with contemporary compensation methods and tools. The committee’s consulting firm, Mercer Human Resource Consulting, presents a detailed update which reexamines the component parts of the executive compensation program as currently applied. Further, the report provides a competitive analysis of how executives’ base salary, annual cash and long-term compensation compare to peer companies in the energy industry and the general business community. The committee then evaluates and assesses those findings in the context of the Company’s performance over the years and the growth predicted going forward. In 2005, the committee engaged its consultant to provide a market-based update to its executive compensation schedule, in anticipation of future compensation adjustments. That update was completed and presented to the Committee in January 2006. Total annual direct compensation forecasted for 2007 for the executive group, exclusive of the CEO, reported at 82% of the competitive market median. Using the same data sources, the total annual direct compensation forecasted for 2007 for Mr. Graham, the Chief Executive Officer, reported at approximately 82% of the competitive market median.

    Based on the input from Mercer Human Resource Consulting, the independent executive consultants and experience and knowledge of the committee members, a compensation structure was designed with three components; base salary, annual performance-based cash awards and long-term performance-based equity awards. The annual performance-based cash awards and long-term performance-based equity awards are “at-risk” compensation in that both components have a threshold performance level that must be achieved before any payout. Consistent with the principle that compensation should be directly linked to the Company’s performance, a significant portion of the executive’s compensation is at-risk. The CEO’s at-risk portion of target compensation for 2007 represents 55% of his total direct compensation.

    Additionally, the compensation structure provides for a significant portion of compensation to be paid in equity awards to continually align executives’ interests with shareholders. Also, the Company has stock ownership guidelines for executives and directors to reinforce the alignment with shareholders. The CEO is required to own shares of the Company’s common stock with a market value equal to a minimum of three times his or her annual base salary. The CEO’s equity compensation component of target compensation for 2007 represents 34% of this total direct compensation.

    The determination of peer groups for executive compensation is a critical task of the Committee. The Committee, with consultation from independent compensation consultants, selects peers for the three components of executive compensation. A national peer group of 12 similarly sized energy utility companies is used for market comparison for base, total cash compensation and total direct compensation for the CEO. The peer group includes AGL Resources, Atmos Energy Corporation, Black Hills Corporation, Cascade Natural Gas Corporation, CH Energy, Inc., Energen Corporation, LaClede Group, New Jersey Resources, Northwest Natural Gas Company, Piedmont Natural Gas Corporation, Southwest Gas Corporation, and WGL Holdings, Inc. For the CFO and Named Executive Officers, two or more industry specific executive compensation studies are used by the Committee’s independent compensation consultants to provide market-based compensation information. A national peer group of 49 energy companies is used for the long-term incentive program that measures total shareholder return for the purposes of awards. In 2003, the Committee directed the completion of a study to examine the efficacy of the peer group utilized for the long-term incentive component. This report was completed and presented to the Committee. The criteria and screening process employed by the consultant was carefully reviewed and discussed. The Committee found the process sound and appropriate. A defined procedure and schedule for peer group population and review was adopted and documented in the Committee’s chart of activities.

Compensation Components
    The established incentive-based executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter. The Committee has adopted a policy to use only performance-based restricted stock as the long-term incentive component. No stock options are outstanding. The components are as follows:

• Base Salary - which is targeted at the 50th percentile of the relevant peer market. For 2007, CEO base salary is targeted at 45% of the targeted total direct compensation; for 2007, the Named Executive Officers’ base salary is targeted at an average of 55% of the targeted total direct compensation. The Committee utilizes market survey data from executive compensation consultants in establishing base salary amounts.
• Annual Cash Awards - For the CEO and CFO, 100% of the annual cash award is tied directly to the Company’s earnings per share from continuing operations. For the other Named Executive Officers, 50% of the annual cash award is directly tied to the Company’s earnings per share from continuing operations, with the balance based upon specific, predefined performance objectives for each executive. Performance objectives include individual and multiple business unit financial performance, customer goals, internal process projects and leadership goals. Each executive has a pre-established annual cash target. Annually, the Committee develops a schedule to determine the actual amount of the annual cash award. The schedule establishes a minimum, a target and a maximum. The amount of annual cash awards is capped at this maximum level. The range of payout is plus or minus twenty-five percent of the targeted annual cash amount. A minimum earnings per share result is required for any payout of the annual cash award. The minimum earnings per share level is the amount of the Company’s prior year’s actual earnings per share result. For the Company’s executives to achieve any annual cash payout, the Company must outperform the prior year’s earnings. For 2006, the Company publicly reported earnings both on a GAAP basis and an economic earnings basis. Economic earnings are defined as income from continuing operations less unrealized gains and plus unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions that we are marking to market each quarter. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to commodity transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our commodity marketing activities, as no change in value is reflected for the non-derivative portion of the transaction. Based on both 2006 GAAP and economic earnings, the Company’s performance exceeded the maximum pay-out level. For 2007, the Committee has determined that ecomonic earnings are the appropriate measure for the annual cash awards. For 2006, the CEO’s annual cash award was set at 30% of the targeted total direct compensation. For 2007, the Named Executive Officers’ annual cash award is set at an average of 30% of the targeted total direct compensation. For the CEO, the Committee has established that the targeted 2007 annual cash award will be 45% of the CEO’s base salary. The Committee utilizes market survey data from executive compensation consultants in establishing annual cash salary amounts.

• Long-Term Incentive - which employs equity-based instruments. Currently, those instruments are in the form of performance-based restricted stock grants, which are earned based upon the Company’s relative total shareholder return measured against industry peer companies, over three-year cycles. All executives have pre-established performance-based long-term incentive targets. The Committee has developed a schedule to determine the actual amount of the long-term incentive awards. The schedule establishes a minimum, a target and maximum. The amount of long-term incentive award is capped at this maximum level. The range of payout is plus or minus 50% of the targeted long-term incentive amount. The minimum level requires that the Company’s common stock over a three-year period achieve a total shareholder return that matches at the 35th percentile level of the peer group companies. The target is set at the 50th percentile. The maximum award level is set at the 80th percentile. In the last five years, the Company has significantly outperformed the peer group of companies. For the three-year cycle ending December 31, 2006, the Company’s stock’s total shareholder return in comparison with the peer group performed at the 84th percentile. For 2006, the CEO’s long-term incentive was set at 60% of the targeted total direct compensation. For 2006 and 2007, the Named Executive Officers’ long-term incentive is set at 50% of the targeted total direct compensation. For the CEO, the Committee has established that the targeted 2007 long-term incentive will be 75% of the CEO’s base salary. The Committee utilizes market survey data from executive compensation consultants in establishing annual long-term incentive amounts.

Benefits and Perquisites
The Company provides a Retirement Plan, a 401-K Plan, medical, dental, life insurance and disability coverage which are provided to all eligible employees of the Company including officers. Officers of the Company who achieve the age of 50 are eligible for the Supplemental Executive Retirement Plan.

Executive Pension Plans
    The executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan and the supplemental plan that aggregates 2% of the average of the highest three of the final six years’ salary (as defined in the plan), for each year of service, plus 5%. Assuming continued employment and retirement at age 60, Messrs. Graham, Kindlick, Ruggiero, Walker and Renna will have, respectively, 36, 36, 19, 31 and 29 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

The following details the other benefits and perquisites provided to the Named Executive Officers.

Disability Plan - Temporary disability shall be paid at a rate of one hundred percent (100%) of the Officer’s Base Salary, and extends at full pay for up to 120 days for Officers with less than five (5) years of service, and up to 365 days for Officers with service of five (5) or more years. Long-term disability (LTD), begins upon the expiration of the temporary disability benefit as described above. LTD is paid at a rate of fifty percent (50%) of the Officer’s Base Salary, reduced by Social Security Disability payments, if any.

Group Life Insurance - at a principle equivalent of two times (2x) the Officer’s Base Salary, rounded to the next highest $5,000 increment. The insurance premium shall be paid by the Companies; the Officer shall be responsible for resultant federal, state or local income taxes. 24-Hour Accident Protection Coverage is provided while in the employ of the Company in an amount of $250,000. The insurance premium shall be paid by the Company; the Officer shall be responsible for resultant federal, state or local income taxes.

Supplemental Survivor’s Benefit - Upon the death of the Officer while he/she is in the employ of the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the Officer’s death. The surviving beneficiary shall also receive a lump sum death benefit based upon years of service with the Company in the amounts of six (6) months base salary (10-15 service years); nine (9) months base salary (15-25 service years); twelve (12) months base salary (25+ service years). Such payment shall be offset by proceeds from the Officer’s qualified pension plan and SERP in the year of death.

Supplemental Saving Plan Contributions - The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company’s 401(k) Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Company Automobile - The Officer shall be provided a company automobile to be used for business and at the Officer’s discretion, for commuting and other non-business purposes. The Officer shall be responsible for any federal and/or state income taxes which result from non-business usage.

Time Off - The Officer shall take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO. It is anticipated that such time off would not normally exceed twenty (20) days per calendar year, exclusive of scheduled corporate holidays. Time off shall not accrue, nor shall it be carried from one year to the next, resultantly, there shall be no payment for “unused time off” at the time of the Officer’s death, retirement or other such termination.

Annual Physical Examination - The Company provides the Officer with an annual physical examination at its expense.

Retiree Health Care - Upon retirement, the Officer receives the same medical, hospitalization, prescription, dental and major medical benefits as are provided to all employees.

Deferred Compensation Program - The Company provides a Restricted Stock Deferral Plan for those employees entitled for the awards of the Performance-Based Restricted Stock. The Plan permits those entitled employees to defer all or a portion of the Company stock that they would otherwise receive under the Company’s Stock-Based Compensation Plan.

Employment Agreements; Change of Control Agreements
The Company has employment agreements with each of the Named Executives with the exception of Mr. Jackson who retired on April 1, 2006. Mr. Graham and the other Named Executives have agreements for three-year periods ending December 31, 2008, which provide for a base salary that will be reviewed periodically but will not be less than what was being paid at the beginning of the period. If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the Officer’s employment is terminated for other than cause, or if he resigns after there has been a significant adverse change in his employment arrangement with the Company due to a change of control, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. If the Officer’s employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his current base salary.

The South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan as amended and restated effective January 26, 2005 and approved by the shareholders and the Restricted Stock Agreements to the Named Executive Officers provide the option to the Company that all unvested shares may vest upon a change of control.

Tax Implications
Section 162(m) of the Internal Revenue Code of 1986 limits the deduction allowable for compensation paid to certain of our executive officers up to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. Awards made under the 1997 Stock-Based Compensation Plan to employees are intended to qualify as performance-based compensation and thereby be excluded from the $1 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits. The Compensation Committee does not anticipate that such compensation will result in the loss of deductibility under Section 162(m).

Compensation Committee Report
We have reviewed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation/Pension Committee
W. Cary Edwards, Chairman
Dr. Shirli M. Billings
Thomas A. Bracken
Keith S. Campbell
Sheila Hartnett-Devlin
Dr. Herman D. James

Summary Compensation Table
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Compensation Earnings ($) (h)	All Other Compensation ($) (2) (3) (i)	Totals ($) (j)
Edward J. Graham (5) Chairman, President and Chief Executive Officer	2006	482,692	-	248,873	-	181,875	53,000	23,483	989,923
David A. Kindlick Vice President and Chief Financial Officer	2006	228,375	-	106,435	-	74,050	174,000	13,441	596,301
Albert V. Ruggiero Vice President	2006	229,279		106,584	-	57,438	186,000	15,437	594,738
Richard H. Walker, Jr. Vice President, General Counsel & Secretary	2006	176,413		60,420	-	51,110	187,000	12,879	487,822
Michael J. Renna (6) Vice President and Chief Operating Officer of South Jersey Energy Solutions	2006	183,060		60,027	-	57,378	16,000	10,839	327,304
Richard J. Jackson Vice President (3) (7)	2006	54,054		22,452	-	0	533,000	196,805 (4)	806,311

Footnotes to Summary Compensation Table
(1) Represents the compensation expense incurred by the Company in the respective fiscal year in connection with the grants of restricted common stock or stock options, as applicable, calculated in accordance with SFAS 123R. See Footnote 1 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. This amount includes the SFAS 123R compensation expense for the outstanding three years of performance based restricted stock grants.

(2) Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code (see footnote (1)), the value of a company provided automobile and the income value of group life insurance. The 2006 values for these items are listed below:

	Graham	Kindlick	Ruggiero	Walker	Renna	Jackson(4)
401(k) Plan	5,792	6,587	6,877	5,692	5,491	3,330
401(k) Reimbursement	11,215	446	934	-	-	-
Group Life Insurance	1,260	1,124	2,102	1,562	339	446
Automobile	5,216	5,284	5,524	5,625	5,009	36,421
Total Value	23,483	13,441	15,437	12,879	10,839	40,197

(3) Retired April 1, 2006 as Vice President and Senior Vice President, Operations of South Jersey Gas Company.
(4) Includes consulting payments of $156,608 received in 2006 and $40,197 which includes transfer of automobile and items in the table above.
(5) Mr. Graham is not currently eligible for the SERP. The SERP covers officers of South Jersey Industries who have attained age 50, and Mr. Graham does not attain age 50 until 2007. During 2007 he will become eligible for the plan, and he will be given credit for all of his past service (24 years) with South Jersey Industries.
(6) Mr. Renna is not currently eligible for the SERP. The SERP covers officers of South Jersey Industries who have attained age 50, and Mr. Renna does not attain age 50 until 2017.
(7) Mr. Jackson retired on April 1, 2006. In addition to his regular pension benefit accrual, his change in pension value reflects the increase in value associated with retiring at age 56 and five months instead of age 60 (due to the early retirement subsidies provided under the South Jersey Industries, Inc. Supplemental Executive Retirement Plan).

Grants of Plan-Based Awards
The following table sets forth certain information concerning the grant of awards made to our named executive officers during the year ended December 31, 2006.

Grants of Plan-Based Awards - 2006
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Edward J. Graham	1/01/06 1/26/06	0	145,500	181,875	0	9,986	14,979	-	-	279,109
David A. Kindlick	1/01/06 1/26/06	0	59,240	74,050	0	3,925	5,887	-	-	109,704
Albert V. Ruggiero	1/01/06 1/26/06	0	45,950	57,438	0	3,941	5,911	-	-	110,151
Richard H. Walker	1/01/06 1/26/06	0	42,240	52,800	0	3,033	4,549	-	-	84,772
Michael J. Renna	1/01/06 1/26/06	0	47,420	59,275	0	3,150	4,725	-	-	88,043
Richard J. Jackson (4)	1/01/06 1/26/06	0	0	0	0	804	1,206	-	-	22,471

(1) Amounts represent potential cash bonus amounts payable pursuant to the respective named executive officers if all of goals and targets were achieved for 2006 performance to be paid in 2007 for each named executive officer.
(2) Represents the possible payouts of the performance based restricted stock grant at the end of the three year vesting and performance measurement period.
(3) Represents the full grant date fair value of the grant of restricted common stock calculated in accordance with SFAS 123R. See Footnote 1 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.
(4) Richard Jackson retired April 1, 2006 and is not eligible for any non-equity incentive plan awards. Mr. Jackson is only eligible for a pro-rated share of his equity incentive plan award.

Equity Awards
The following table sets forth certain information concerning our outstanding restricted stock awards for our named executive officers at December 31, 2006.

Outstanding Equity Awards At Fiscal Year-End - 2006
Stock Awards
Name	Year	Number of Shares Or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($) (2)
Edward J. Graham	2005 2006	- -	- -	9,704 9,986	324,210 333,632
David A. Kindlick	2005 2006	- -	- -	4,162 3,925	139,052 131,134
Albert V. Ruggiero	2005 2006	- -	- -	4,162 3,941	139,052 131,668
Richard H. Walker	2005 2006	- -	- -	1,916 3,033	64,013 101,332
Michael J. Renna	2005 2006	- -	- -	1,942 3,150	64,882 105,241
Richard J. Jackson	2005 2006	- -	- -	1,497 257	50,014 8,586

(1) Represents grants of performance based restricted stock issued in January 2005 and January 2006 at target performance.
(2) Market value of Company common stock at December 31, 2006 was $33.41 and was used to calculate market value.

Stock Vesting - 2006
The following table sets forth certain information concerning the vesting of restricted stock for the Company’s named executive officers during the year ending December 31, 2006. No options are outstanding and none were exercised by the named executive officers during the year ending December 31, 2006. Richard Jackson retired April 1, 2006 and is eligible only for a pro-rated share of his equity incentive plan awards.

Stock Vested - 2006
Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Edward J. Graham	18,402	614,816
David A. Kindlick	8,643	288,772
Albert V. Ruggiero	8,643	288,772
Richard H. Walker	3,977	132,865
Michael J. Renna	3,558	118,864
Richard J. Jackson	5,552	185,505

(1)
The dollar value is calculated by multiplying the number of shares of restricted stock that has vested by the market value of the Company’s common stock on the vesting date of December 31, 2006, which was $33.41.

Pension Benefits Table
Name	Plan Name (1) (2)	Number of Years Credited Service under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Las Fiscal Year
Edward J. Graham (4)	Retirement Plan for Employees of SJI	24	355,000	0
David A. Kindlick	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	26 26	461,000 778,000	0 0
Albert V. Ruggiero	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	17 17	459,000 678,000	0 0
Richard H. Walker, Jr.	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	27 27	459,000 715,000	0 0
Michael J. Renna (5)	Retirement Plan for Employees of SJI	8	60,000	0
Richard J. Jackson (6)	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	19 19	478,000 944,000	27,000 53,000

Footnotes:
(1) The South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides benefits to officers of South Jersey Industries who have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. The normal retirement benefit is based on 2% of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5% of final average compensation. “Final average compensation” is the average of the participant’s base pay plus annual incentive for the highest 36 consecutive calendar months out of the final 60 months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the SERP after having attained age 55. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year. (Messrs. Ruggiero and Walker are currently eligible for early retirement.)

The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2) The Retirement Plan for Employees of South Jersey Industries, Inc. (the “plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003. A Participant is eligible for a normal retirement benefit under the plan after having attained age 65. The normal retirement benefit is based on the sum of (1) the Participant’s accrued benefit as of September 30, 1989 increased 5% per year thereafter, and (2) 1.00% of the participant’s “final average compensation” plus 0.35% of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay for the 36 calendar months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the plan after having attained age 55 and completed five years of service. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year prior to age 60.

The plan’s normal form of payment is a life annuity with six years guaranteed.

(3) Present values for participants are based on a 6.04% discount rate and RP-2000 mortality projected to 2010 (postretirement only), and no preretirement decrements.

(4) Mr. Graham is not currently eligible for the SERP. The SERP covers officers of South Jersey Industries who have attained age 50, and Mr. Graham does not attain age 50 until 2007. During 2007 he will become eligible for the plan, and he will be given credit for all of his past service (24 years) with South Jersey Industries.

(5) Mr. Renna is not currently eligible for the SERP. The SERP covers officers of South Jersey Industries who have attained age 50, and Mr. Renna does not attain age 50 until 2017.

(6) Mr. Jackson retired on April 1, 2006.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non tax-qualified deferred compensation program. The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the Company’s executive officers pursuant to previously issued performance-based restricted stock grants. The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Name	Plan Name	Executive Contributions In Last FY (1)	Registrant Contributions In Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals Distributions	Aggregate Balance at Last FYE (1) (3)
Edward J. Graham	Restricted Stock Deferral Plan	487,716	-	41,398	-	1,532,450
David A. Kindlick	Restricted Stock Deferral Plan	-	-	9,729	126,841	360,165
Albert V. Ruggiero	Restricted Stock Deferral Plan	301,220	-	32,994	-	1,221,327
Richard H. Walker. Jr.	Restricted Stock Deferral Plan	129,731	-	10,280	-	380,547
Michael J. Renna	Restricted Stock Deferral Plan	73,899	-	4,016	-	148,677

Footnotes:
(1) The amounts represent the market value of vested shares of previously restricted stock deferred by the named executive officer calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2006, which was $33.41.
(2) The amounts represent dividends paid on the deferred common stock. These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.
(3) The amounts represent the market value of vested shares of previously restricted stock deferred by the named executive officer. The Company has in previous years disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2006 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($) (3)	(c) Number of securities remaining Available for future issuance under equity compensation plans excluding securities Reflected in column (a) (#)
Equity compensation plans approved by security holders(1)	572,352	-	2,000,000
Equity compensation plans not approved by security holders(2)	7,104	-	-
Total	579,456		2,000,000

(1) These plans include those utilized to make awards of performance-based restricted stock to the Company’s Officers and restricted stock to the Directors.
(2) This item includes prior year ad hoc awards of restricted stock to the Company’s directors. In 2005, shareholders approved inclusion of Directors into the 1997 Stock-Based Compensation Plan as amended and restated effective January 26, 2005.
(3) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore the shares are not included in the calculation of weighted average exercise price in column (b).

Employment Agreements; Change of Control Agreements and
Other Potential Post-Employment Payments
South Jersey Industries has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of benefits payable to each named executive officer in each situation is listed in the table below assuming the event occurred on December 31, 2006.

Name (4) Executive Benefits and Payments Upon Termination	Retirement (1) (3)	Termination by the Companies for Cause	Termination by the Officer for Good Reason following a CIC	Termination by the Companies for Other than Cause following a CIC	Termination by the Companies for Other than Cause without a CIC
Edward J. Graham Cash Compensation Equity Compensation (2) Incremental Nonqualified Pension	$0 $0 $0	$0 $0 $0	$1,360,000 $658,000 $0	$1,360,000 $658,000 $0	$724,000 $0 $0
David A. Kindlick Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $0 $0	$0 $0 $0	$1,141,000 $270,000 $0	$1,141,000 $270,000 $0	$343,000 $0 $0
Albert V. Ruggiero Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $137,000 $0	$0 $0 $0	$749,000 $271,000 $0	$749,000 $271,000 $0	$344,000 $0 $709,000
Richard H. Walker, Jr. Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $76,000 $0	$0 $0 $0	$541,000 $165,000 $0	$541,000 $165,000 $0	$265,000 $0 $792,000
Michael J. Renna Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $0 $0	$0 $0 $0	$506,000 $170,000 $0	$506,000 $170,000 $0	$275,000 $0 $0

(1) Eligibility for retirement requires attaining both 55 years of age and five years of continuous service with the Company.
(2) Stock Price - Assumed to be $33.41 based on the closing price as of December 31, 2006.
(3) The present values of accumulated pension benefits under the Retirement Plan for Employees of SJI and the SJI Supplemental Executive Retirement Plan for the NEOs are disclosed in the Pension Benefits Table section of this proxy disclosure. The payment amounts disclosed in this section represent the amount of the increase under such payments upon any triggering events. Only Mr. Ruggiero and Mr. Walker are currently eligible to receive a SERP benefit.
(4) Mr. Jackson retired on April 1, 2006 and is receiving an annual pension benefit of $106,484.

STOCK PERFORMANCE ___________________________________________

The graph below compares the cumulative total return on the Company’s Common Stock for the 5- year period ended December 31, 2006 with the cumulative total return on the S&P 500 and the S&P Utility Indexes. The graph assumes that $100 was invested on December 31, 2001 in the Company’s Common Stock, the S&P 500 Index and the S&P Utility Index and that all dividends were reinvested. Standard & Poor’s Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. For the 5-year period ending December 31, 2006, investors received a 20% annualized total return compared with the 6% and 9% returns from the S&P 500 Index and S&P Utility Index, respectively. The annual growth rate for 2006 for the Company was 18%. This compares with 16% for the S&P 500 and 21% for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested

S&P 500	100	77.9	100.2	111.2	116.6	135.0
S&P UTIL	100	70.0	88.4	109.8	128.3	155.3
SJI	100	106.0	135.7	182.5	208.4	246.5

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is comprised of six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that Sheila Hartnett-Devlin, Thomas A. Bracken and Helen R. Bosley are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investor Relations”.

In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for the preparation of the Company’s financial statements and for an assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent registered public accounting firm has the responsibility for the examination of those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2006, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees, of Regulation S-X”, and by standards of the Public Company Accounting Oversight Board (United States), relating to the conduct of the audit. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.
Audit Committee
Sheila Hartnett-Devlin, Chairman
Helen R. Bosley
W. Cary Edwards
Thomas A. Bracken
William J. Hughes
Dr. Herman D. James

Fees Paid to the Independent Registered Public Accounting Firm
As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2006 and 2005 are as follows:

	2006	2005
Audit Fees (a)	$1,104,650	$825,080
Audit-Related Fees (b)	43,660	35,500
Tax Fees (c)	45,880	33,000
All other fees	-	-
Total	$1,194,190	$893,580

(a) Fees for audit services billed or expected to be billed relating to fiscal 2006 and 2005 include audits of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters. In addition, audit services billed or expected to be billed relating to fiscal 2006 include attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.
(b) Fees for audit-related services provided during fiscal 2006 and 2005 consisted of employee benefit plan audits, transfer agent & registrar audits, and accounting consultations.
(c) Fees for tax services provided during fiscal 2006 and 2005 consisted of tax compliance and tax software. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, has reappointed Deloitte & Touche LLP, as the independent registered public accounting firm of the Company for 2007. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the independent registered public accounting firm of the Company during 2006. During 2006, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2006 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2006, as filed with the Securities and Exchange Commission. Requests for this report should be directed to Richard H. Walker, Jr., Vice President, General Counsel and Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS

Any proposal which a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2008 Annual Meeting of Shareholders that is received by the Company after November 14, 2007 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of submission of the proposal to the Company. In compliance with the Company’s bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2007 Annual Meeting.

By Order of the Board of Directors,
Richard H. Walker, Jr.
Vice President, General Counsel & Secretary
March 20, 2007

Directions to the Annual Meeting of Shareholders

From Philadelphia:

Atlantic City Expressway to the Egg Harbor Exit 17. Left onto Route 50 north, turn right onto Route 30. Left onto Bremen Avenue, 2 1/4 miles to Renault.

From North Jersey:

Garden State Parkway south to Exit 44. Sharp right onto Moss Mill Road (Alt. #561), follow 5 miles to Bremen Avenue. Turn right, 1/4 mile to Renault.

From Atlantic City:

Route 30 west approximately 16 miles to Bremen Avenue. Right at the Renault wine bottle, 2 1/4 miles to Renault.

From South Jersey:

Garden State Parkway north to Exit at rest stop/service area, mile marker #41. Proceed to north end of service area. Follow signs to Jim Leeds Road. At traffic light turn left. Proceed to fork, bear right and continue on Route 561. Continue to Bremen Avenue and turn right. 1 1/2 miles to Renault.

South Jersey Industries
1 South Jersey Plaza, Folsom, NJ 08037

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P. O. Box 1150, Pittsburgh, PA 15230-1150.

Vote by Telephone Call toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.
Proxy must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê
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SOUTH JERSEY INDUSTRIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 2006.

The undersigned shareholder hereby appoints E. J. Graham and R. H. Walker, Jr., and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Friday, April 20, 2007, and at any adjournments thereof, as indicated on the reverse and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

                                        ______________________________________
Signature

                                        ______________________________________
Signature

Date: ______________________ , 2007

Please sign exactly as name is shown to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

VOTING INSTRUCTIONS ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the meeting. If you vote by Internet or telephone, please do not mail this proxy card.

Proxy must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

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SOUTH JERSEY INDUSTRIES, INC.                                                                                                 Proxy

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposal 2.

1.	For the election of four Directors:

Class III   (1) Helen R. Bosley, CFA                 (2) Edward J. Graham
      (3) Ambassador William J. Hughes        (4) Herman D. James, Ph.D.

❑ FOR all nominees listed above.       ❑ WITHHOLD AUTHORITY

(except as shown to the contrary below)  to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

2.	To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2007.

     ❑ FOR     ❑ AGAINST      ❑ ABSTAIN

3.	To transact such other business that may properly come before the meeting.

Continued on reverse side